SUMMARY OF COMPENSATION OF NON-EMPLOYEE DIRECTORS

Compensation for independent members of the Board of Directors of Pressure BioSciences, Inc. (the "Company") consists of a quarterly stipend of $8,000, of which $4,000 is compensation for attending full Board meetings (whether telephonic or in-person) and $4,000 is compensation for attending committee meetings. There is no limit to the number of full Board or committee meetings called. Cash compensation is paid on or immediately prior to the last day of each fiscal quarter. In addition to cash compensation, each independent member of the Board of Directors also receives a one-time grant of 10,000 fully vested, non-qualified stock options as soon as feasible after joining the Board of Directors, as well as an annual grant of 30,000 fully vested, non-qualified stock options. To be granted on April 15th, or the first business day after April 15th in the case that this day falls on a weekend. In 2007, the non-employee directors elected to waive their right to receive their annual grant of stock options.